Exhibit 3.1(h)
CERTIFICATE OF AMENDMENT TO
SECOND RESTATED CERTIFICATE OF INCORPORATION OF
DORAL FINANCIAL CORPORATION
(Registration Number 29,324)
     Doral Financial Corporation (the “Corporation”), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby certify:
     FIRST: That at a meeting of the Board of Directors of the Corporation, duly held and convened on May 15, 2007, resolutions were duly adopted approving proposed amendments (the “Amendments”) to the Corporation’s Second Restated Certificate of Incorporation, as amended, and declaring said Amendments advisable to (i) increase the number of authorized shares of capital stock from 540,000,000 to 1,990,000,000 shares, (ii) increase the number of authorized shares of common stock from 500,000,000 to 1,950,000,000 shares, and (iii) decrease the par value of the common stock from $1.00 to $0.01.
     SECOND: That at a meeting of Shareholders of the Corporation held on July 17, 2007, the inspectors of election appointed for the purpose of conducting and tabulating the votes of the shareholders for and against the adoption of the Amendments, executed and delivered a certificate to the effect that more than a majority of the issued and outstanding stock of the Corporation entitled to vote on the Amendments voted in favor of the said Amendments.
     THIRD: That the Amendments have been adopted in accordance with the provisions of Article 8.02 of the Puerto Rico General Corporation Law of 1995.
     FOURTH: That the first paragraph of Article FOURTH of the Second Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
     “FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 1,990,000,000 shares, consisting of 1,950,000,000 shares of Common Stock, $0.01 par value, and 40,000,000 shares of Serial Preferred Stock, $1.00 par value.”

     IN WITNESS WHEREOF, Doral Financial Corporation has caused its corporate seal to be hereunder affixed and this Certificate to be signed by Marangal I. Domingo, its Executive Vice President and Chief Financial Officer and Enrique R. Ubarri, its Executive Vice President, General Counsel and Secretary, this 14th day of March, 2008.

/s/ Marangal I. Domingo
Marangal I. Domingo
Executive Vice President and Chief Financial Officer

(Corporate Seal)

/s/ Enrique R. Ubarri
Enrique R. Ubarri
Executive Vice President, General Counsel and Secretary

2